EXHIBIT 10.12

PROMISSORY NOTE

$250,000.00	Bothell, Washington February 15, 2013

FOR VALUE RECEIVED, Borneo Resource Investments Ltd., a Nevada corporation ("Maker"), promises to pay to Nils Ollquist, a resident of Hong Kong (“Holder”) or its assigns, the principal sum of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00), together with interest thereon, all as hereinafter provided and upon the following terms, agreements, and conditions:

1.
Interest.  Interest on the unpaid principal balance of this Note shall be paid at the rate of five percent (5%) per annum from the date hereof until the Note is paid in full.  Interest shall be computed on the basis of the actual number of days elapsed and a year of 365 days.  Accrued interest on this Note shall be payable at such time as the outstanding principal amount hereof shall be payable.

2.	Payment. All payments shall be payable in lawful money of the United States of America. All payments shall be made to the Holder at the following address:

1F Block 3, Rise Park Villas
38 Razor Hill Road
Clearwater Bay, NT
Hong Kong SAR

or at such other place as the Holder may specify in writing from time to time. Whenever any payment to be made hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day. The term “business day” as used herein shall mean any day other than a Saturday, Sunday, or federal holiday.

3.	Maturity Date. All unpaid principal, together with any then unpaid and accrued interest, shall be due and payable in full no later than February 14, 2018 (the “Maturity Date”).

4.
Prepayment. Maker may, at any time or times prior to the Maturity Date, prepay this Note, in whole or in part, without premium or penalty; provided, however, that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note, and third, to the payment of unpaid principal on this Note.

5.	Default and Remedy. If any of the following events, hereinafter called “events of default,” should occur:

a.	Any failure to pay in full any sums hereunder when due; or

b.	Any failure to perform as required by any covenant or agreement herein; or

c.
The insolvency of Maker or the commencement of a case or other proceeding seeking liquidation or other relief with respect to Maker or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to any such relief by Maker;

Then, in any of such events of default, the Holder of this Note shall send written notice to the Maker of such default and allow Maker thirty (30) days from the date of said written notice to cure said default. Said written notice shall be personally delivered or sent by certified or registered mail, return receipt requested, to Maker. In the event Maker fails to cure within said 30-day cure period, then the Holder shall be entitled to the entire amount of the indebtedness due under this Note, which amount shall be immediately due and payable without further notice or demand.

6.
Fees and Costs. Maker promises to pay all costs, expenses, and attorneys’ fees incurred by the Holder hereof in the event this Note is referred to an attorney for the collection of the debt, or in any litigation or controversy arising from or connected with the Note in which the Holder hereof prevails. If a judgment is obtained thereon, such attorneys’ fees, costs, and expenses shall be in such amount as the court shall deem reasonable.

7.	Liability. Maker hereby waives demand, presentment for payment, protest, and notice of protest and of nonpayment.

8.	Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of Washington.

IN WITNESS WHEREOF, the undersigned Maker has caused this instrument to be executed as of the day and year first above written.

Maker:

Borneo Resource Investments Ltd.

/s/ R. Scott Chaykin
By: R. Scott Chaykin Its: CFO